Exhibit 99.1
NEWS RELEASE
5847 San Felipe, Suite 3300  •  Houston, Texas 77057  •  (713) 789-1400

FOR IMMEDIATE RELEASE	Analyst Contact:	Jeffrey L. Chastain
(713) 917-2020
	Media Contact:	Kate Perez
(713) 917-2343
Pride International, Inc. Reports Third Quarter 2009 Financial Results
     HOUSTON, October 29, 2009 — Pride International, Inc. (NYSE: PDE) today reported income from continuing operations, net of tax, for the three months ended September 30, 2009 of $79.9 million, or $0.45 per diluted share. Results for the quarter included severance costs totaling $6.9 million, or $0.03 per diluted share, associated with certain organizational changes. These quarterly results compared to income from continuing operations of $144.2 million, or $0.82 per diluted share, for the corresponding three months in 2008. Revenues totaled $386.1 million during the third quarter of 2009, compared to $463.3 million during the corresponding three months in 2008.
     On August 24, 2009, the company completed the spin-off of its former wholly-owned subsidiary Seahawk Drilling, Inc. (Nasdaq: HAWK) to its shareholders through a pro rata stock distribution. The results of operations for Seahawk Drilling for the third quarter of 2009 and all comparative periods are reported as income (loss) from discontinued operations.
     Louis A. Raspino, President and Chief Executive Officer of Pride International, Inc., commented, “A significant accomplishment in the quarter was the closing of the company’s spin-off of Seahawk Drilling. This represents the final step to position the company as a highly focused floating rig fleet with an increasing emphasis in deepwater drilling. The transaction has also created significant value for Pride’s shareholders, as the company’s presence in the deepwater segment is increasingly recognized and valued by investors, along with the value associated with the separated assets of Seahawk. Following the spin-off, we believe Pride International offers investors a unique investment alternative based upon:
•	a high concentration of quarterly EBITDA from the floating rig fleet, in the third quarter totaling more than 75% of total EBITDA generated by our Deepwater, Midwater and Independent Leg Jackup segments,
•	a solid balance sheet and disciplined financial approach to investing for growth, and

•	a contract backlog that currently exceeds $7 billion, representing 125% of the company’s enterprise value, with strong earnings and cash flow growth expected to begin in 2011.
With the repositioning complete, our focus is on continued growth and providing our clients with deepwater solutions through excellent safety, operations and engineering capabilities.”
     In addressing the quarter, Raspino noted, “Third quarter 2009 financial performance was characterized by a heavy schedule of planned shipyard time in our floating fleet, including two rigs that are our highest revenue generators. During the quarter, the Pride North America, Pride South Pacific and Pride Portland incurred out-of-service time for planned shipyard programs, while the Pride Carlos Walter experienced out-of-service time for repairs. Both the Pride Portland and Pride Carlos Walter have returned to service. Also contributing to the lower revenues for the period, the Sea Explorer finished its contract in Congo and experienced out-of-service time to complete a periodic survey and mobilize to Brazil where the rig is expected to begin a two-year contract in November at a dayrate of $335,000, up from $255,000 on the rig’s previous contract. Fourth quarter 2009 financial performance will be negatively influenced by the continuation of the shipyard projects on the Pride North America, which is expected to be out of service until mid-November, and the Pride South Pacific, which is expected to be out of service until mid-December.”
     Net income for the three months ended September 30, 2009 was $35.6 million, or $0.20 per diluted share, including a loss from discontinued operations of $44.3 million, or $0.25 per diluted share. Net income for the three months ended September 30, 2008 was $189.1 million, or $1.08 per diluted share, including income from discontinued operations of $44.9 million, or $0.26 per diluted share.
     For the nine months ended September 30, 2009, income from continuing operations, net of tax, was $363.5 million, or $2.06 per diluted share, while net income totaled $318.6 million, or $1.80 per diluted share, including a loss from discontinued operations of $44.9 million, or $0.26 per diluted share. For the nine months ended September 30, 2008, income from continuing operations, net of tax, was $336.3 million, or $1.89 per diluted share. Net income during the same nine months of 2008 was $616.4 million, or $3.47 per diluted share, including income from discontinued operations of $280.1 million, or $1.58 per diluted share. Revenues for the nine months ended September 30, 2009 totaled $1,277.4 million compared to $1,212.4 million during the corresponding nine months in 2008.
     Raspino added, “While we have seen fewer contracting commitments in the industry during 2009 for most classes of offshore rigs, customer inquiries have increased since earlier in the year. This is particularly true for ultra-deepwater rigs. With average crude oil prices improving 15% during the third quarter, relative to the average price during the second quarter of the year, and now up over 130% since the 2009 low price seen in March, we expect these higher prices to eventually support increased spending by our clients. Should oil market fundamentals lead to higher confidence among our clients of a sustainable crude oil price trading range, this should support higher exploration and production spending and greater demand for offshore drilling services.”

     Cash and cash equivalents totaled $958 million at September 30, 2009. Total debt was $1.2 billion, resulting in a debt-to-total-capital ratio of 22%.
     For the third quarter of 2009, cash flows from operating activities reached $158 million, bringing the total for the nine months ended September 30, 2009 to $532.1 million. Capital expenditures for the third quarter of 2009 were $223.9 million, including $122 million in connection with the company’s four ultra-deepwater drillships currently under construction. For the nine months ended September 30, 2009, capital expenditures were $699 million, with $437 million directed toward the four construction projects. Capital expenditures for 2009 are expected to total $1.2 billion, including $702 million of expenditures relating to the four drillships under construction. At September 30, 2009, the company had an estimated $1.6 billion of expenditures remaining to complete the four ultra-deepwater drillships under construction.
     Deepwater Segment
     Revenues from the company’s Deepwater Segment, composed of two drillships and six semisubmersible rigs, were $191.8 million during the third quarter of 2009 compared to $234.8 million during the second quarter of the year. Earnings from operations were $71.8 million during the third quarter of 2009 compared to $125.2 million in the second quarter, while EBITDA was $90.8 million compared to $144.3 million over the same comparative period. The lower financial performance was due primarily to a decline in segment utilization to 76% in the third quarter of 2009 from 95% during the preceding quarter of the year. Three units, the Pride North America, Pride Portland and Pride South Pacific, experienced out-of-service time totaling 122 days for planned maintenance and upgrades, while the Pride Carlos Walter incurred 21 days of out-of-service time to complete repairs. The Pride Portland returned to service on October 13 and the Pride Carlos Walter on July 29. Shipyard programs on the Pride North America and Pride South Pacific continue into the fourth quarter of 2009. In addition, segment operating costs, net of client reimbursables, increased $11.2 million in the third quarter, to $99.7 million. Approximately $6.2 million of the increase was the result of severance costs associated with organizational changes. Excluding the severance costs, operating costs trended slightly higher compared to the preceding quarter in 2009, due largely to higher labor and repair costs. Average daily revenues improved slightly in the third quarter to $343,200 from $338,500 during the preceding quarter of the year, due primarily to higher average daily revenues from the Pride South Pacific. At September 30, 2009, the company had 100% of the available rig days under contract in the final quarter of 2009, while 98% of the available days are under contract in 2010, 82% in 2011 and 67% in 2012.
     Utilization for the industry’s deepwater fleet is expected to remain high into late 2010, especially for the most technically capable rigs, and clients continue to have needs for deepwater rigs that extend well into the next decade. Long-term contract opportunities are most visible in Brazil where incremental deepwater rig needs are expected to rise by up to 28 units from 2014 to 2020. Outside of Brazil, clients continue to express deepwater drilling interest in numerous areas, such as the U.S. Gulf of Mexico, Angola, Nigeria, India, Mexico and Australia, as well as in new, emerging locations, such as the Black Sea and most recently, Sierra Leone. To date, 21 discoveries in water depths of 4,500 feet and greater have been reported by clients in 2009, establishing the year as one of the most successful on record. The continued exploration success should lead to a growing base of deepwater development programs throughout the next decade. The technically advanced features of many new deepwater rigs, including our four ultra-deepwater drillships currently under construction, include dynamic positioning systems and provide our clients with more efficient well construction capabilities and field development options. We believe these new deepwater rigs represent an increasingly appropriate match for a number of the exploration and development programs, such as those found in the Brazil pre-salt formation and the lower tertiary trend in the U.S. Gulf of Mexico and will provide a competitive advantage in these attractive and expanding regions.
     Conventionally moored deepwater rigs, generally units with the capability of operating in water depths of 5,000 to 6,000 feet, have seen a pronounced decline in dayrates during 2009, relative to average dayrates experienced in 2008, due in part to the client’s preference for high specification, dynamically positioned rigs.
     Midwater Segment
     Revenues from the Midwater Segment, consisting of six semisubmersible rigs, totaled $98.2 million in the third quarter of 2009, compared to $113.7 million during the second quarter of the year. Segment utilization during the third quarter declined to 67% compared to 82% in the preceding quarter of 2009 due mainly to the Sea Explorer, which was out-of-service for 40 days following the completion of a drilling program offshore West Africa. The rig entered a shipyard to prepare for mobilization and the commencement in November of a two-year drilling assignment offshore Brazil. Also, the Pride South Seas completed a drilling program on August 31 offshore South Africa and was idle for the remainder of the third quarter. The lower third quarter utilization contributed to a decline in earnings from operations to $25.7 million from $36.9 million during the second quarter of the year. EBITDA in the third quarter declined to $37.0 million from $48.1 million in the preceding quarter of 2009. Average daily revenues in the third quarter improved to $264,100 from $253,800 during the preceding quarter in 2009, due principally to a favorable dayrate adjustment on the Pride South Seas and deferred revenue recognized on the Pride South Atlantic, and higher performance bonus payments. At September 30, 2009, the company had 65% of the available rig days under contract in the final quarter of 2009, 67% in 2010, 64% in 2011 and 35% in 2012.
     Midwater rig availability continues to build globally, with an estimated 22 units idle, or almost twice the level from one year ago. The current list of idle units includes the Pride South Seas and Pride Venezuela, with both rigs expected to remain idle through the first half of 2010. Contracting opportunities remain limited and are characterized by short durations, while a number of client programs have been postponed into 2010 or later. Dayrates for the midwater fleet have steadily declined in 2009 as a result of the growing list of available rigs and competition with a limited number of more capable conventionally moored deepwater rigs with narrow near-term contract coverage. Most rigs are not expected to migrate to other regions as they experience inactivity due to the cost of mobilizing and increased competition for work. Rather, they are expected to be stacked by the owners.

     Independent Leg Jackup Segment
     The company’s Independent Leg Jackup Segment, composed of seven units, reported revenues of $72.8 million during the third quarter of 2009 compared to $70.2 million during the preceding quarter of the year. Earnings from operations improved to $32.6 million in the third quarter, while EBITDA totaled $39.9 million. The results compared favorably to earnings from operations and EBITDA of $30.3 million and $37.3 million, respectively, during the second quarter of 2009. Increased activity on the Pride Tennessee, which experienced out-of-service time during the second quarter of the year to complete a standard inspection, contributed to the slight improvement in results, including an increase in average daily revenues to $123,100, up from $119,400 over the same comparative period. Third quarter 2009 segment utilization was unchanged from the second quarter of the year as the increased activity on the Pride Tennessee was partially offset by fewer days worked on the Pride Wisconsin and Pride Cabinda.
     Although a modest increase in tendering activity has been seen in certain international regions during the second half of 2009, jackup sector fundamentals remain strained as existing rigs complete contracts and new, uncontracted capacity enters the market. Dayrates for all classes of jackup rigs continue to decline, with global fleet utilization now below 80%. An additional 53 jackup rigs are expected to be added to the fleet between 2010 and 2012, with better than 80% of the new units presently without contracts. Similar to the midwater sector, a number of jackups have been stacked by the owners, helping to support dayrates. Incremental jackup rig needs in Mexico, which had been anticipated throughout 2009, appear to have been delayed indefinitely. The Pride Wisconsin and Pride Tennessee completed contracts with PEMEX in August and September, respectively, with no follow-on drilling programs identified by the client. The Pride Wisconsin has since been mobilized to the U.S. Gulf of Mexico and stacked, while the Pride Tennessee is in the process of completing a relocation to the U.S. Gulf of Mexico.
     Pride International, Inc., headquartered in Houston, Texas, operates a fleet of 23 rigs, including two deepwater drillships, 12 semisubmersible rigs, seven jackups and two managed deepwater rigs. The company also has four ultra-deepwater drillships under construction. The company’s floating rig fleet operates primarily offshore Brazil and Angola, and in 2010, will expand into the U.S. Gulf of Mexico deepwater region.
     Pride International, Inc. will host a conference call at 11:00 a.m. Eastern time on Thursday, October 29, 2009 to discuss results for the third quarter of 2009, recent events and management’s operational outlook. Individuals who wish to participate in the conference call should dial 913-312-1240 and refer to confirmation code 9012846 approximately five to 10 minutes before the scheduled start of the call. In addition, the conference call will be simulcast through a listen-only broadcast over the Internet and can be accessed by selecting the Investor Relations link at www.prideinternational.com. A telephonic replay of the conference call should be available after 2:00 p.m. ET on October 29 and can be accessed by dialing 719-457-0820 and referring to pass code 9012846. Also, a replay will be available through the Internet and can be accessed by visiting the company’s worldwide web address. The replay options will be available for approximately 30 days.
     The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Pride International, Inc.
Consolidated Statements of Operations
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended
	September 30,
	2009	2008
		(As Adjusted)
REVENUES
Revenues excluding reimbursable revenues	$379.5	$455.5
Reimbursable revenues	6.6	7.8

	386.1	463.3

COSTS AND EXPENSES
Operating costs, excluding depreciation and amortization	210.6	206.4
Reimbursable costs	5.8	7.4
Depreciation and amortization	39.5	38.0
General and administrative, excluding depreciation and amortization	30.2	26.5
Gain on sales of assets, net	(0.1)	—

	286.0	278.3

EARNINGS FROM OPERATIONS	100.1	185.0

OTHER INCOME (EXPENSE), NET
Interest expense, net of amounts capitalized	—	(2.1)
Interest income	0.6	2.9
Other income (expense), net	(2.7)	6.1

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	98.0	191.9
INCOME TAXES	(18.1)	(47.7)

INCOME FROM CONTINUING OPERATIONS, NET OF TAX	79.9	144.2
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX	(44.3)	44.9

NET INCOME	$35.6	$189.1

BASIC EARNINGS PER SHARE:
Income from continuing operations	$0.45	$0.82
Income (loss) from discontinued operations	(0.26)	0.26

Net income	$0.19	$1.08

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$0.45	$0.82
Income (loss) from discontinued operations	(0.25)	0.26

Net income	$0.20	$1.08

SHARES USED IN PER SHARE CALCULATIONS
Basic	173.5	172.7
Diluted	174.0	173.3

Pride International, Inc.
Consolidated Statements of Operations
(Unaudited)
(In millions, except per share amounts)

	Nine Months Ended
	September 30,
	2009	2008
		(As Adjusted)
REVENUES
Revenues excluding reimbursable revenues	$1,253.0	$1,181.4
Reimbursable revenues	24.4	31.0

	1,277.4	1,212.4

COSTS AND EXPENSES
Operating costs, excluding depreciation and amortization	615.9	565.7
Reimbursable costs	21.6	29.8
Depreciation and amortization	118.3	109.7
General and administrative, excluding depreciation and amortization	85.3	95.5
Loss (gain) on sales of assets, net	(0.5)	0.5

	840.6	801.2

EARNINGS FROM OPERATIONS	436.8	411.2

OTHER INCOME (EXPENSE), NET
Interest expense, net of amounts capitalized	(0.1)	(19.9)
Refinancing charges	—	(1.2)
Interest income	2.6	15.1
Other income (expense), net	(3.3)	15.7

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	436.0	420.9
INCOME TAXES	(72.5)	(84.6)

INCOME FROM CONTINUING OPERATIONS, NET OF TAX	363.5	336.3
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX	(44.9)	280.1

NET INCOME	$318.6	$616.4

BASIC EARNINGS PER SHARE:
Income from continuing operations	$2.06	$1.96
Income (loss) from discontinued operations	(0.26)	1.63

Net income	$1.80	$3.59

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$2.06	$1.89
Income (loss) from discontinued operations	(0.26)	1.58

Net income	$1.80	$3.47

SHARES USED IN PER SHARE CALCULATIONS
Basic	173.4	169.9
Diluted	173.7	176.0

Pride International, Inc.
Consolidated Balance Sheets
(In millions)

	September 30,	December 31,
	2009	2008
	(Unaudited)	(As Adjusted)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$957.5	$712.5
Trade receivables, net	328.8	438.8
Deferred income taxes	14.9	90.5
Prepaid expenses and other current assets	118.1	177.4
Assets held for sale	—	1.4

Total current assets	1,419.3	1,420.6

PROPERTY AND EQUIPMENT	5,815.5	6,067.8
Less: accumulated depreciation	1,163.1	1,474.9

Property and equipment, net	4,652.4	4,592.9
INTANGIBLE AND OTHER ASSETS	83.2	55.5

Total assets	$6,154.9	$6,069.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$30.3	$30.3
Accounts payable	125.5	137.3
Accrued expenses and other current liabilities	355.4	403.4

Total current liabilities	511.2	571.0

OTHER LONG-TERM LIABILITIES	120.2	146.2

LONG-TERM DEBT, NET OF CURRENT PORTION	1,169.4	692.9

DEFERRED INCOME TAXES	85.5	258.9

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	1.7	1.7
Paid-in capital	2,038.2	2,002.6
Treasury stock	(16.3)	(13.3)
Retained earnings	2,241.9	2,408.2
Accumulated other comprehensive income	3.1	0.8

Total stockholders’ equity	4,268.6	4,400.0

Total liabilities and stockholders’ equity	$6,154.9	$6,069.0

Pride International, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(In millions)

	Nine Months Ended
	September 30,
	2009	2008
		(As Adjusted)
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:
Net income	$318.6	$616.4
Adjustments to reconcile net income to net cash from operating activities:
Gain on sale of Eastern Hemisphere land rigs	(5.4)	—
Gain on sale of tender-assist rigs	—	(112.7)
Gain on sale of Latin America and E&P Services segments	—	(33.6)
Gain on sale of equity method investment	—	(11.4)
Depreciation and amortization	155.8	159.3
Amortization and write-offs of deferred financing costs	1.6	3.5
Amortization of deferred contract liabilities	(40.3)	(45.6)
Impairment charges	33.4	—
Gain on sales of assets, net	(0.5)	(20.8)
Deferred income taxes	(23.9)	56.2
Excess tax benefits from stock-based compensation	(1.0)	(6.6)
Stock-based compensation	28.8	17.8
Other, net	0.6	2.0
Net effect of changes in operating accounts	59.3	(178.3)
Change in deferred gain on asset sales and retirements	4.9	(12.6)
Increase (decrease) in deferred revenue	0.6	(4.2)
Decrease (increase) in deferred expense	(0.4)	3.0

NET CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES	532.1	432.4
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
Purchases of property and equipment	(698.6)	(752.8)
Reduction of cash from spin-off of Seahawk	(82.4)	—
Proceeds from dispositions of property and equipment	7.3	0.9
Proceeds from the sale of Eastern Hemisphere land rigs, net	9.6	—
Proceeds from sale of tender-assist rigs, net	—	210.8
Proceeds from sale of platform rigs, net	—	64.5
Proceeds from sale of equity method investment	—	15.0

NET CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES	(764.1)	(461.6)
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
Repayments of borrowings	(22.3)	(529.1)
Proceeds from debt borrowings	498.2	68.0
Debt finance costs	(6.2)	—
Net proceeds from employee stock transactions	6.3	21.2
Excess tax benefits from stock-based compensation	1.0	6.6

NET CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES	477.0	(433.3)
Increase (decrease) in cash and cash equivalents	245.0	(462.5)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	712.5	890.4

CASH AND CASH EQUIVALENTS, END OF PERIOD	$957.5	$427.9

Pride International, Inc.
Quarterly Continuing Operating Results by Segment
(In millions)

	Three Months Ended
	September 30,	June 30,	September 30,
	2009	2009	2008
Deepwater revenues:
Revenues excluding reimbursables	$189.9	$232.4	$239.3
Reimbursable revenues	1.9	2.4	2.4

Total Deepwater revenues	191.8	234.8	241.7

Midwater revenues:
Revenues excluding reimbursables	96.8	113.1	118.7
Reimbursable revenues	1.4	0.6	1.4

Total Midwater revenues	98.2	113.7	120.1

Independent Leg Jackup revenues:
Revenues excluding reimbursables	72.6	69.9	74.3
Reimbursable revenues	0.2	0.3	0.2

Total Independent Leg Jackup revenues	72.8	70.2	74.5

Other	21.7	20.7	26.7
Corporate	1.6	0.1	0.3

Total revenues	$386.1	$439.5	$463.3

Earnings (loss) from continuing operations:
Deepwater	$71.8	$125.2	$125.6
Midwater	25.7	36.9	47.3
Independent Leg Jackups	32.6	30.3	38.3
Other	1.6	0.5	1.2
Corporate	(31.6)	(28.6)	(27.4)

Total	$100.1	$164.3	$185.0

Pride International, Inc.
Quarterly Continuing Operating Results by Segment
(In millions)

	Nine Months Ended
	September 30,
	2009	2008
Deepwater revenues:
Revenues excluding reimbursables	$634.4	$637.7
Reimbursable revenues	10.7	6.5

Total Deepwater revenues	645.1	644.2

Midwater revenues:
Revenues excluding reimbursables	338.9	276.3
Reimbursable revenues	4.8	3.4

Total Midwater revenues	343.7	279.7

Independent Leg Jackup revenues:
Revenues excluding reimbursables	220.7	192.4
Reimbursable revenues	0.6	0.3

Total Independent Leg Jackup revenues	221.3	192.7

Other	65.5	94.9
Corporate	1.8	0.9

Total revenues	$1,277.4	$1,212.4

Earnings (loss) from continuing operations:
Deepwater	$300.9	$319.6
Midwater	121.1	92.7
Independent Leg Jackups	102.3	90.7
Mat-Supported Jackups	—	—
Other	3.9	7.1
Corporate	(91.4)	(98.9)

Total	$436.8	$411.2

Pride International, Inc.
Quarterly Selected Segment Metrics

	Q3 2009		Q2 2009		Q3 2008
	Average Daily	Utilization	Average Daily	Utilization	Average Daily	Utilization
	Revenues (1)	(2)	Revenues (1)	(2)	Revenues (1)	(2)
Deepwater	$343,200	76%	$338,500	95%	$333,600	98%
Midwater	$264,100	67%	$253,800	82%	$258,800	84%
Independent Leg Jackups	$123,100	92%	$119,400	92%	$124,200	93%

(1)	Average daily revenues are based on total revenues for each type of rig divided by actual days worked by all rigs of that type. Average daily revenues will differ from average contract dayrate due to billing adjustments for any non-productive time, mobilization fees, demobilization fees, performance bonuses and charges to the customer for ancillary services.

(2)	Utilization is calculated as the total days worked divided by the total days in the period.

Pride International, Inc.
Quarterly Selected Segment Metrics

	Nine Months Ended September 30,
	2009		2008
	Average Daily	Utilization	Average Daily	Utilization
	Revenues (1)	(2)	Revenues (1)	(2)
Deepwater	$338,600	87%	$303,000	97%
Midwater	$260,900	80%	$235,600	72%
Independent Leg Jackups	$123,100	94%	$117,600	85%

(1)	Average daily revenues are based on total revenues for each type of rig divided by actual days worked by all rigs of that type. Average daily revenues will differ from average contract dayrate due to billing adjustments for any non-productive time, mobilization fees, demobilization fees, performance bonuses and charges to the customer for ancillary services.

(2)	Utilization is calculated as the total days worked divided by the total days in the period.

Pride International, Inc.
Reconciliation of Earnings before Interest, Taxes and
Depreciation and Amortization (EBITDA)
(In millions)
We believe that this non-GAAP financial measure for EBITDA is meaningful information that our management considers when making investment decisions. We believe it also provides supplemental information regarding our operating results with respect to both the performance of our fundamental business activities and our ability to meet our future debt service, capital expenditures and working capital requirements. We also believe investors and analysts commonly use EBITDA as a widely accepted financial indicator to analyze and compare companies on the basis of operating performance that have different financing and capital structures and tax rates. EBITDA is not a substitute for the U.S. GAAP measures of earnings or of cash flow and is not necessarily a measure of the company’s ability to fund its cash needs.

	Q3 2009	Q2 2009	Q3 2008
Deepwater
Income (loss) from continuing operations	$71.8	$125.2	$125.6
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	19.0	19.1	18.1

EBITDA	90.8	144.3	143.7

Midwater
Income (loss) from continuing operations	25.7	36.9	47.3
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	11.3	11.2	11.1

EBITDA	37.0	48.1	58.4

Independent Leg Jackups
Income (loss) from continuing operations	32.6	30.3	38.3
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	7.3	7.0	6.9

EBITDA	39.9	37.3	45.2

Other & Corporate
Income (loss) from continuing operations	(50.2)	(57.7)	(67.0)
Plus: Total interest expense, net	(0.6)	(0.7)	(0.8)
Plus: Income tax provision	18.1	26.6	47.7
Plus: Depreciation and amortization	1.9	2.0	1.9

EBITDA	(30.8)	(29.8)	(18.2)

Total Pride International Inc.
Income (loss) from continuing operations	79.9	134.7	144.2
Plus: Total interest expense, net	(0.6)	(0.7)	(0.8)
Plus: Income tax provision	18.1	26.6	47.7
Plus: Depreciation and amortization	39.5	39.3	38.0

EBITDA	$136.9	$199.9	$229.1